UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 25, 2014

ING U.S., INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35897	No. 52-1222820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

230 Park Avenue New York, New York	10169
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 309-8200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Compensatory Arrangements of Certain Officers

On March 25, 2014 (the “Deconsolidation Date”), ING Groep N.V. (“ING Group”) completed a sale (the “Sale”) of common stock of ING U.S., Inc. (the “Company”) sufficient to reduce its ownership of Company common stock to approximately 43% of the total amount outstanding. As a consequence of the Sale, ING Group has ceased to be the majority stockholder of the Company, and, due to the Sale and certain changes to the composition of the Company’s board of directors, ING Group has announced that it will no longer consolidate the financial results of the Company with ING Group’s financial statements as prepared under International Financial Reporting Standards.

Effective upon the Deconsolidation Date, following the foregoing events, the Company has implemented changes to the compensation arrangements of Rodney O. Martin, Chairman and Chief Executive Officer, and Ewout L. Steenbergen, Executive Vice President and Chief Financial Officer, as described in the following paragraph. Each of Messrs. Martin and Steenbergen are named executive officers of the Company.

Messrs. Martin and Steenbergen have each been awarded a salary supplement, in the amount of $250,000 and $200,000, respectively, payable in cash over the remainder of 2014. These amounts are not considered eligible base salary for purposes of variable compensation targets set under the Company’s annual and long-term incentive compensation programs, or for the Company’s pension and deferred compensation plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ING U.S., Inc. (Registrant)

By:	/s/ HARRIS OLINER

Name:	Harris Oliner
Title:	Senior Vice President and Corporate Secretary

Dated: March 28, 2014